Exhibit 10.1

Revised May 4, 2022

Jyoti Chauhan

42562 Magellan Square

Brambleton, VA 20148

Re: Separation Agreement

Dear Jyoti:

This letter revises the letter sent to you on February 28, 2022, as initially revised on April 25, 2022, and sets forth the substance of the Separation Agreement (the “Agreement”) which Landos Biopharma, Inc. (the “Company”) is offering to you.

1.
Separation. Your last day of work with the Company and your employment separation date will be May 6, 2022 (the “Separation Date”).

2.
Accrued Salary and PTO. On the next regular payroll date following the Separation Date, the Company will pay you all accrued salary, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement. Pursuant to Company policy, PTO is not paid at separation.

3.
Severance Benefits. Although the Company has no policy or practice requiring the payment of severance benefits, if you execute and return this Agreement within the timeframe provided herein, but no earlier than the Separation Date, and fully comply with your obligations hereunder, the Company will provide you with the following severance benefits (the “Severance Benefits”):

a.
Severance Pay. The Company will pay you, as severance, an amount equal to your base salary for the months of May (minus 6 days paid as wages), June, July, August, September and October 2022, less standard payroll deductions and withholdings. The severance will be paid in installments in the form of continuation of your base salary payments. The first installment will be a partial payment equivalent to your base salary for May 7th through 15th and will be paid on May 15, 2022, provided you execute and return this Agreement to the Company within the timeframe set forth herein. The remaining installments will be paid on the Company’s ordinary semi-monthly payroll dates.

b.
Accelerated Vesting. As an additional severance benefit, the Company will provide accelerated vesting through June 30, 2002 of the unvested shares subject to February 3, 2021 grant as set forth in Section 5 of this Agreement.

4.
Compliance with Section 409A. The severance payments described in this Agreement are offered to you by the Company are payable in reliance on Treasury Regulation Section 1.409A-1(b)(9) and the short-term deferral exemption in Treasury Regulation Section 1.409A-1(b)(4). For purposes of Code Section 409A, your right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. All payments and benefits under this Agreement are subject to applicable withholdings and deductions.

5.
Stock Options. On October 20, 2020, you were granted an option to purchase 364,980 shares of the Company’s common stock, and on February 3, 2021, you were granted an option to purchase 250,604 shares of the Company’s common stock, in each case pursuant to the Company’s 2019 Equity Incentive Plan, as amended (the “Plan”). You have exercised your option to purchase 209,299 of the shares granted pursuant to the October 20, 2020 grant, and you have 155,681 shares that remain outstanding. All 250,604 shares granted pursuant to the February 3, 2021 grant remain outstanding. Under the terms of the Plan and your stock option grants, vesting will cease as of the Separation Date, provided however, that if you execute this Agreement, the Company will vest as of the Separation Date those shares that would have vested between the Separation Date and June 30, 2022. Your rights to exercise your option to purchase any vested shares will be as set forth in the Plan. In addition, if you execute this Agreement, the Company will provide you with copies of the grant documents you signed for shares pursuant to the Plan.

6.
Benefit Plans. If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on the last day of the month in which the Separation Date occurs. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance if you wish.

Your participation in Employer-Sponsored Group Life Insurance will cease on the last day of the month in which the Separation Date occurs. Your participation in Long Term Disability Insurance will cease as of the Separation Date; however, you may elect to convert your Life and Long-Term Disability Insurance by contacting Candi Woodruff.

Deductions for the 401(k) Plan will end with your last regular paycheck. You will receive information by mail concerning 401(k) plan rollover procedures should you be a participant in this program.

As your current health insurance policy with Landos Biopharma is HSA eligible, you have the right to the funds contributed to your HSA account. The funds are held with HealthEquity and you are encouraged to speak with HealthEquity directly to make decisions with those funds. In order to continue contributing to your Health Savings Account in the future, you must maintain a HDHP health insurance plan. No other contributions will be made into your HSA from Landos Biopharma as of the date of this agreement and no funds will be withheld from your pay for contributions on your behalf.

7.
Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

8.
Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

9.
Return of Company Property. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer- recorded information, account information (including the identity and location of all financial and other accounts of the Company, account numbers, usernames, passwords, and any additional information needed to obtain access to the Company’s accounts, systems, or other information), tangible property (including, but not limited to, computers, credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof)). Please coordinate return of Company property with Kyle Evans. Receipt of any of the Severance Benefits is expressly conditioned upon return of all Company property.

10.
Confidential Information and Post-Separation Obligations. Both during and after your employment you will refrain from any unauthorized use or disclosure of the Company’s Confidential Information (as defined below). You understand and acknowledge that you are employed by the Company in a relationship of confidence and trust with respect to the Company’s Confidential Information. You agree that you will hold in confidence and will not disclose, use, lecture upon or publish any Confidential Information, except as such disclosure, use or publication may be required by law or in connection with your work for Company, or unless an officer of Company expressly authorizes such disclosure in writing. You recognize that all Confidential Information is the sole and exclusive property of the Company and its assigns. You agree to take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), you shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. “Confidential Information” shall mean any and all confidential knowledge, data or information of Company, including, without limitation: (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein; (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding any of Company’s business partners and their services, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (d) information regarding personnel, employee lists, compensation, and employee skills; and (e) any other non- public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, you are free to use information which was known to you prior to employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by you. The Company has received and will continue to receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree to hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing. If at any time you have any questions about the nature and scope of your post-separation obligations, please contact Candi Woodruff, Human Resource Manager.

11.
Confidentiality. From the date that you receive this Agreement and continuing thereafter, the provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

12.
Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. The Company agrees that if a request for employment verification is directed to Candi Woodruff, she will confirm dates of employment and position held and provide no further information.

13.
Cooperation by You and the Company after Separation Date. During the time that you are receiving payments under this Agreement, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available for consultation during regular business hours. The Company agrees that if you execute this Agreement, the Company will provide you with any copies of the H-1B paperwork for your employment at the Company that it has in its files, and, to the extent that United States Citizenship and Immigration Services (USCIS) contacts the Company for information regarding your immigration application, the Company agrees to reasonably respond to those inquiries. If you send a letter to the Board of Directors of the Company, you will receive a response. You agree to keep that response confidential under the same terms as described in Section 14 of this Agreement.

14.
Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•
has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•
has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C.

§ 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Virginians with Disabilities Act; the Virginia Human Rights Act; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act; and

•
has violated any statute, public policy, or common law (including, but not limited to, Claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this Agreement is executed. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the

Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

15.
Your Acknowledgments and Affirmations. You acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin, or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law.

16.
No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

17.
Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 9, 10, 11 or 12 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. You agree that if the Company is successful in whole or part in any legal or equitable action against you under this Agreement, you agree to pay all of the costs, including reasonable attorneys’ fees, incurred by the Company in enforcing the terms of this Agreement.

18.
Miscellaneous. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the Commonwealth of Virginia as applied to contracts made and to be performed entirely within Virginia.

If this Agreement is acceptable to you, please sign and date below on or before May 9, 2022, but not earlier than the Separation Date, and send me the fully signed Agreement. The Company’s severance offer contained herein will automatically expire if you do not sign and return the fully signed Agreement within this timeframe.

I thank you for your efforts to date on behalf of the Company. I also wish you good luck in your future endeavors.

Sincerely,

Landos BioPharma, Inc. Accepted and Agreed:

By:

Tim M. Mayleben Jyoti Chauhan

Interim President & CEO